As filed with the Securities and Exchange Commission on August 13, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Laird Superfood, Inc.

(Exact name of registrant as specified in its charter)

Nevada	81-1589788
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5303 Spine Road, Suite 204, Boulder, Colorado	80301
(Address of principal executive offices)	(Zip Code)

LAIRD SUPERFOOD, INC. 2020 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Jason Vieth

Chief Executive Officer

5303 Spine Road, Suite 204

Boulder, Colorado 80301

(541) 588-3600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Michael Dill & Gian Brown

Holland & Hart LLP

555 17th Street, Suite 3200

Denver, Colorado 80202

Tel: (303) 295-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Laird Superfood, Inc., a Nevada corporation (the “Registrant”), to register an additional 3,876,836 shares of the Registrant’s common stock, par value $0.001 per share, for issuance under the Laird Superfood, Inc. 2020 Omnibus Incentive Plan (as amended, the “Plan”). Such shares consist of 3,876,836 shares of common stock that became available for delivery under the Plan pursuant to the Second Amendment to the Plan approved by the Registrant’s Board of Directors on May 22, 2026 and by the Registrant's stockholders on June 25, 2026. Accordingly, the contents of the previous Registration Statements on Form S-8 (File No. 333-248985, No. 333-273334, and No. 333-280561) filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on September 23, 2020 (as amended by Post-Effective Agreement No. 1 thereto filed with the Commission on May 2, 2023), July 20, 2023, and June 27, 2024, each to the extend not modified or replaced hereby or by any subsequently filed document which is incorporated by reference herein or therein (the “Prior Registration Statements”), respectively, relating to the Plan, including reports that the Registrant filed after the Prior Registration Statement to maintain current information about the Registrant, are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8. The Prior Registration Statements are currently effective. The Shares being registered pursuant to this Registration Statement are the same class as other securities for which the Prior Registration Statements related to the 2020 Plan were filed with the Commission.

PART I

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note of Part 1 of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the Plan as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.	Indemnification of Directors and Officers.

The Registrant shall indemnify and hold harmless, to the fullest extent permitted by the Nevada Revised Statutes (“NRS”) as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Registrant or, while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with any such Proceeding.

The Registrant’s articles of incorporation provide that the liability of directors and officers of the Registrant shall be eliminated or limited to the fullest extent permitted by law. Under NRS 78.138(7), unless a corporation’s articles of incorporation provide for greater individual liability, a director or officer of the corporation is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless the presumption established under NRS 78.138(3) has been rebutted and it is proven that the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach involved intentional misconduct, fraud, or a knowing violation of law.

The Registrant’s articles of incorporation and bylaws provide that the Registrant shall, to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred by any director or officer in defending any proceeding in advance of its final disposition, subject to receipt of an undertaking by such person to repay all amounts advanced if it is ultimately determined that such person is not entitled to indemnification. The Registrant may also pay the expenses incurred by any employee or agent in defending any proceeding in advance of its final disposition upon such terms as the Board of Directors deems appropriate.

The Registrant’s articles of incorporation and bylaws also provide that the Registrant may, to the extent authorized by the Board of Directors, indemnify and hold harmless any employee or agent of the Registrant who was or is made or is threatened to be made a party to any proceeding by reason of the fact that he or she is or was an employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee, or agent of another entity, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such proceeding.

The foregoing indemnification and advancement provisions are authorized by NRS 78.7502, which permits indemnification in both third-party and derivative actions where the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; NRS 78.751, which governs advancement of expenses and court-ordered indemnification; and NRS 78.752, which authorizes the corporation to maintain insurance on behalf of its directors, officers, employees, and agents against any liability asserted against them in such capacity.

Notwithstanding the foregoing, the Registrant shall be required to indemnify a person in connection with a Proceeding (or part thereof) commenced by such person only if the commencement of such Proceeding (or part thereof) by such person was authorized in the specific case by the board of directors.

The Registrant’s bylaws and articles of incorporation provide for indemnification of its directors and officers and for advancement of litigation expenses to the fullest extent permitted by current Nevada law. In addition, the Registrant has entered into an indemnification agreement with each director and officer that provides for indemnification and advancement of litigation expenses to fullest extent permitted by the NRS.

The Registrant maintains a policy of directors and officers liability insurance which reimburses it for expenses which the Registrant may incur in connection with the foregoing indemnity provisions and which may provide direct indemnification to directors and officers where the Registrant is unable to do so.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to the Registrant’s directors, officers and controlling persons pursuant to the above, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 8.	Exhibits.

The following exhibits are filed with or incorporated by reference in this Registration Statement.

		Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Filed / Furnished Herewith

3.1	Articles of Incorporation of Laird Superfood, Inc.	8-K	001-39537	3.1	1/2/2024

3.2	Bylaws of Laird Superfood, Inc.	8-K	001-39537	3.2	1/2/2024

4.1	Form of Certificate of Common Stock.	10-K	001-39537	4.1	3/13/2024

5.1*	Opinion of Holland & Hart LLP.					X

23.1*	Consent of KPMG LLP.					X

23.2*	Consent of Holland & Hart LLP (included in Exhibit 5.1).					X

24.1*	Power of Attorney (included in the signature page hereof).					X

99.1	Laird Superfood, Inc. 2020 Omnibus Incentive Plan.	S-8	333-248985	99.3	9/23/2020

99.2	First Amendment to the Laird Superfood, Inc. 2020 Omnibus Incentive Plan.	S-8	333-280561	99.2	6/27/2024

99.3	Second Amendment to the Laird Superfood, Inc. 2020 Omnibus Incentive Plan.	10-Q	001-39537	10.3	8/13/2026	X

107*	Filing Fee Table.					X

*	Filed herewith.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
i.	to include any prospectus required by Section 10(a)(3) of the Securities Act;
ii.

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

iii.

to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on August 13, 2026.

LAIRD SUPERFOOD, INC.

By:	/s/ Jason Vieth Jason Vieth
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jason Vieth as such person’s true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might, or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jason Vieth	Chief Executive Officer and Director (Principal Executive Officer)	August 13, 2026
Jason Vieth

/s/ Anya Hamill	Chief Financial Officer (Principal Financial and Accounting Officer)	August 13, 2026
Anya Hamill

/s/ Grant LaMontagne	Director and Chairman	August 13, 2026
Grant LaMontagne

/s/ Michael Cohen	Director	August 13, 2026
Michael Cohen

/s/ Gregory B. Graves	Director	August 13, 2026
Gregory B. Graves

/s/ Laird Hamilton	Director	August 13, 2026
Laird Hamilton

/s/ Maile Naylor	Director	August 13, 2026
Maile Naylor

/s/ Kayla Dean Obia	Director	August 13, 2026
Kayla Dean Obia

/s/ Kristin Patrick	Director	August 13, 2026
Kristin Patrick